N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25%

of a series based on the records of the series.

As of October 31st 2015

Fund	Name of Person	Ownership % of Series

As of May 1st 2015

Fund	Name of Person	Ownership % of Series

Columbia Select Global Equity Fund	AMERICAN ENTERPRISE INVESTMENT SVC	28.93%

Columbia Absolute Return Currency and Income Fund	JPMCB NA CUST FOR COLUMBIA CAPITAL ALLOCATION MODERATE AGGRESSIVE PORTFOLIO	25.37%
Columbia Emerging Markets Bond Fund	JPMCB NA CUST FOR COLUMBIA INCOME BUILDER FUND	27.69%